Exhibit 99.2

5 May 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE COMPLETES €76.9 MILLION OF SOUTH DUBLIN SUBURBAN OFFICE ACQUISITIONS
Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has completed the acquisitions of two suburban office assets in Sandyford and Blackrock in South Dublin for an aggregate consideration of €76.9 million (£60.8 million). The acquisitions will be funded from the Company’s existing cash resources.
KWE completed the acquisition of the Chase, Sandyford, Dublin 18 for €62.5 million (£49.4 million) from Chase Arkle plc. The purchase price reflects a yield on cost of 4.0%, with the building only 68% occupied.
The Chase, one of the top suburban office properties in South Dublin, was completed in 2009. It occupies 175,600 sq ft of space, has 242 car parking spaces and is within 20 minutes of the city centre via the nearby Luas (tram) system. It is five minutes’ drive to the M50 (Dublin’s main orbital road) with excellent connectivity to all major motorways and the airport.
The acquisition capital value psf is €356 with average in-place rents of €19 psf, which compare favourably to current ERV and provide significant reversion. The WAULT is 3.4 years (10.1 years to expiry).
KWE also completed the acquisition of three office buildings at Blackrock Business Park, Co. Dublin in March 2016, for €14.4 million (£11.4 million) from Hudson Advisors which took control of the properties in 2014 via a loan acquisition. The purchase price reflects a yield on cost of 6.8% and a capital value psf of €285. The properties were completed in 2007 (comprising 50,500 sq ft of space and 85 car parking spaces) and are in close proximity to the Blackrock DART station, providing convenient access to the city centre. The properties are multi-let, with occupancy at 98.5% and with a WAULT of 5.2 years (8.3 years to expiry).
Including the above acquisitions, KWE’s Dublin suburban office portfolio comprises four assets totalling €90.1 million across 279,700 sq ft with an average acquisition price psf of €322. The portfolio is 75% let with a WAULT of 3.8 years (9.5 years to expiry).
Peter Collins, COO and Head of Ireland for Kennedy Wilson Europe, commented:
“We continue to be attracted to the fundamentals of the South Dublin suburban office market and the Chase represents one of the leading offices in this catchment. Following significant improvement in city centre office rents and capital values over the last two years we believe that top quality suburban offices are poised for a catch up. In addition, both the Chase and Blackrock provide us with attractive asset management opportunities to add to and reconfigure space, lease up voids, benefit from rent reviews and re-gear leases to grow values.
“Our Dublin suburban office portfolio is 24% under-rented and with 48% of the income with a lease event over the next two years, we expect to capitalise on this gap as well as benefit from future rental growth in this market and move closer to our target stabilised yield of c. 7% across this portfolio.”
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For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson.
Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, the Company also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com